                                                                  Exhibit 2.1

                                                           KROMANN
                                                                REUMERT


ASSET TRANSFER AGREEMENT


between
21ST.DK A/S

and
T-Systems Danmark A/S



                    COPENHAGEN     ARHUS     LONDON     BRUSSELS
                            KROMANN REUMERT, LAWFIRM

                14 RADHUSPLADSEN, DK-1550 COPENHAGEN V, DENMARK,
                  TEL. +45 33 70 12 12 11, FAX +45 70 12 13 11


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                                                           KROMANN
                                                                REUMERT


            ASSET TRANSFER AGREEMENT

between     21ST.DK A/S
            CVR. No.: 21210374
            Haydnsvej 2
            2450 Kobenhavn SV
            (hereinafter referred to as "Seller")

and         T-Systems Danmark A/S
            CVR. No.: 14815244
            Ryttermarken 15-21
            3520 Farum
            (herinafter referred to as "Buyer")

            Seller and Buyer collectively referred to as "Parties" and separately as "Part"



WHEREAS, Seller is a Danish corporation; 100% owned by Primix, Inc., USA,

WHEREAS, Buyer is a Danish corporation, 100% owned by Deutsche Telekom AG, Germany; and

WHEREAS, Seller desires to sell and Buyer desires to purchase part of the Sellers business;

the Parties have hereby agreed as follows:


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                                                           KROMANN
                                                                REUMERT


1.       PREAMBLE

1.1 21ST.DK A/S was established in March 1999. The company was intended to be the platform for Primix, Inc.' Scandinavian expansion. In end 2001 Primix, Inc. was acquired by a Canadian company, and it was decided to focus on the North American market, and as a result hereof to close down the Danish activities.

1.2 21ST.DK A/S is a service e-Business supplier focused on SIS services and 21ST.dk plans, and designs and develops costume-made websites and e-business solutions. The company are skilled in delivering the best expertise in the Microsoft Technology, JAVA Technology, IBM Websphere, to large organisations and public customers in Denmark.

2.       THE PURCHASED ASSETS

2.1 This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer and convey to Buyer prior to Closing (as defined below) and Buyer will purchase from Seller the assets of the Seller as defined in SCHEDULE 1A-1I AND 2 (hereinafter the "Purchased Assets").

3.       DATE OF TAKE-OVER

3.1 The final date of take-over of the Purchased Assets (from which date the purchase has economic effect) has been agreed to 1 February 2002 ("Date of Take-over"). The date of the Buyer taking actual, physical possession of the Purchased Assets shall be 27 February 2002.


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                                                           KROMANN
                                                                REUMERT


4.       SALE AND PURCHASE

4.1      ACQUISITION OF PURCHASED ASSETS

4.1.1 Subject to the terms and conditions hereof and the performance by the Parties of their obligations under this Agreement at the Closing, Seller shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase and acquire from Seller the Purchased Assets, including

         a)       edb-equipment and machinery, SCHEDULE 1A;

         b) furniture, fixtures, tooling and other items of personal property, SCHEDULE 1B;

         c) all rights of Seller under sales and purchase orders, supply contracts and other contracts relating to Sellers business providing for the purchase or sale of goods or services by the Seller and which were made in the ordinary course of business, including "claims" arising out of such contracts against other parties, hereunder main-supplier, and which contracts are listed in the attached SCHEDULE 1C (the "Contracts");

         d) all intellectual property used or developed by the Seller, including copyrights, designs, blueprints, engineering data, presentation-material, sales-material, technical- and commercial documentation in any respect, know-how, software, patents, trademarks and trade names, and rights of Seller under related license agreements as listed in SCHEDULE 1D;

         e) all source codes in respect to the transferred intellectual property, SCHEDULE 1E;

         f)       the exclusive right to the name 21ST.DK;

         g)       all customer-lists, including lists of prospect customers,
                  SCHEDULE 1F;


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                                                           KROMANN
                                                                REUMERT


         h)       all receivables of the customers as listed in SCHEDULE 1G;

         i) all on-going projects and deliverables of the Seller as listed in SCHEDULE 1H;

         j) all rights to the software packages developed by the Seller as listed in SCHEDULE 1I;

         k)       all other modules and products made by the Seller;

         l) all technical documentation, including patterns, plans, designs, blueprints, drawings, research data, specifications, equipment and parts lists, manuals and brochures, relating in any way to the Sellers business or the Purchased Assets;

         m) all records relating to the Sellers business or the Purchased Assets, including property records, production records, engineering records, purchase and sales records, personnel records;

         n) all stationary, photos, labels, catalogues and brochures relating to the Purchased Assets;

         o) all other assets of Seller used in or useful to the operation of Purchased Assets; and

         p)       employees as specified below under Section 6.

4.2      LIABILITIES

4.2.1 Buyer shall assume no liabilities or obligations of Seller of any nature, except for the following:

         a. those liabilities and obligations of Seller relating to the Purchased Assets which arise after the Closing Date under the Contracts and the Agreements other than


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                                                           KROMANN
                                                                REUMERT

                  liabilities or obligations relating to any defaults or breaches by Seller under the Contracts or Agreements;

         b. the following liabilities reflected on the Closing Balance Sheet (but only to the extent reflected hereon):

                  -        Holiday allowance to the Employees, SCHEDULE 2.

4.2.2 Buyer shall assume no liabilities or obligations of Seller other than stated in 4.2.1 above and Seller shall be solely and exclusively responsible for all liabilities and obligations of Seller other than these. Consequently, any other actual or potential liability arising from the Purchased Assets shall finally be borne by Seller.

         Without limiting the generality of the foregoing, Buyer shall not assume (i) any of Seller's product liability or warranty obligations with respect to any products manufactured and sold prior to the Closing Date, cf. Section 15.2 below, save for the contracts and customer services obligation of normal business performance (ii) any liabilities of Seller relating to environmental matters, (iii) any liabilities of Seller relating to pending, threatened or unasserted litigation, claims or investigations, or (iv) any liabilities of Seller arising under any employment relationships between Seller and any employee or former employee of Seller, including any liabilities under employee benefit plans.

5.       PURCHASE PRICE

5.1      PURCHASE PRICE

         The purchase price for the Purchased Assets shall be calculated as follows:

5.1.1 The initial purchase price for the Purchased Assets is DKK 2,000,000.00 (in writing two million Danish Crowns 00/100) (the "Initial Purchase Price") calculated as net


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                                                           KROMANN
                                                                REUMERT

         asset value of the Purchased Assets as set forth in the Closing Balance Sheet, cf. SCHEDULE 3.

5.1.2 No later than 6 March 2002 the Buyer prepares a statement of repayments, which shall contain all payments and receivables regarding the Purchased Assets which Seller has received from customers` in respect to work and services carried out in February 2002, including work which the Employees have carried out in February and an estimate for March related to the Aarhus-business ("Receivables February 2002"). Cf. Clause 3.1 the Buyer shall be entitled to such amount.

5.1.3 The final purchase price ("Final Purchase Price") shall be calculated by deducting Receivables February 2002 and DKK 40,000.00 from the Initial Purchase Price (DKK 2,000,000.00 minus (Receivables February 2002 + DKK 40,000.00)).

5.2      CLOSING BALANCE SHEET

         At the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Purchased Assets as of the Date of Take-over (the "Closing Balance Sheet") reflecting those Purchased Assets and Assumed Balance Sheet Liabilities which are taken over by Buyer.

         The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles (GAAP) applied on a basis consistent with the past practices of the Business, which has been and is completely in line with the Danish GAAP.

6.       EMPLOYEES

6.1      The Buyer takes over some of the Seller's employees, AS LISTED IN
         SCHEDULE 4, engaged in the Seller ("the Employees") as of Date of Take-over on the same terms and conditions, including but not limited to agreements as to salary, other benefits and


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                                                           KROMANN
                                                                REUMERT

         unchanged seniority in accordance with Act No. 111 of 23 March 1979 ("Lov om lonmodtageres retsstilling ved virksomhedsoverdragelse") ("the Transfer Act").

         A copy of all the employment contracts of the Employees are enclosed as
         SCHEDULE 5.

         Buyer has an option to take over Sellers DTU-project as specified in
         SCHEDULE 6, if the customer before 15 March 2002 accepts the proposed offer. If Buyer takes over the DTU-project, Buyer is also entitled to take over Flemming Brinch on the same terms and conditions as the Employees.

6.2 The Seller shall remain solely responsible for the payment and shall indemnify the Buyer against all liabilities to the Employees and account of all salaries, wages, pension obligations, social payments or other benefits according to the Employees, up to the Date of Take-over. The Buyer shall be solely responsible for the payment of and shall indemnify the Seller against all such liabilities to the Employees accruing on or after the Date of Take-over.

         When Buyer receives claims following rising from such liabilities the Buyer shall contact the Seller, and inquire whether the claim is true and just, and the Buyer is not entitled to honour such claims before Buyer and Seller has conferred about it.

         With effect from the Date of Take-over the Buyer shall assume responsibility for all obligations and liability of Seller as employer in relation to the pension scheme put into effect with Danica to the extent it relates to the Employees ("the Pension Scheme", Schedule 7). The Buyer shall be responsible for and shall obtain the consent of Danica to the transfer to the Buyer of the obligations and liabilities of the Seller as employer under the Pension Scheme. If it is not possible for the Buyer to take over the Pension Scheme on terms acceptable to the Buyer, the Buyer shall be obliged to provide the Employees who are entitled to the benefit of the Pension


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                                                           KROMANN
                                                                REUMERT

         Scheme with membership of a Pension Scheme providing identical benefits and otherwise on identical terms and conditions without any cost to the Employees.

6.3 Buyer shall not take over or bear any responsibility in respect to the remaining part of employees of Seller. Any and all liabilities in respect to these shall finally be borne by Seller.

         In respect to those of Sellers employees who have carried out work in respect to the Purchased Assets and which Buyer do not take over, cf. above, Seller is obliged to terminate such employment prior to the date on which Buyer takes actual possession of the Purchased Assets.

         The termination and final and definitive release shall be satisfactory (to be determined at the discretion of Buyer) documented by Seller no later than 25 February 2002. If one or more of the employees not taken over is entitled to compensation due to unfair dismal or others such compensation shall be borne by Seller.

7.       CLOSING

7.1      CLOSING DATE

7.1.1 The Closing of the sale and purchase of the Purchased Assets contemplated by this Agreement (the "Closing"), shall take place at the offices of 21ST.dk A/S on Wednesday 20 February 2002 or at such other place or time as the Parties may agree, but not before such time when the Closing Balance Sheet (cf. above under Section 5) has been prepared and agreed upon (the date of Closing being hereinafter called the "Closing Date").


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                                                           KROMANN
                                                                REUMERT

7.2      SELLER'S DELIVERIES

         At the Closing, the Seller shall deliver to Buyer

         a) duly executed originals of Bill of Sale and such other documents of transfer, including but not limited to assignments, reasonably required by Buyer to vest in Buyer title to the Purchased Assets;

         b) a certified transcript of the company from Danish Company and Commerce Agency, and (ii) a certified copy of the by-laws of Seller;

7.3      BUYER'S DELIVERIES

7.3.1 The day after the Closing, the Buyer shall deliver the Initial Purchase Price by wire transfer to be deposited at an account at Lawfirm Kromann Reumert, Radhuspladsen 14, 1550 Copenhagen.

         The Final Purchase Price shall be released to Seller in two parts as follows:

                  a) DKK 1,000,000.00 shall be released to the Seller 27 February 2002, however subject to that all conditions listed in Clause 8, 9 and 10 are satisfactorily met and fulfilled.

                  b) The remaining part of the Final Purchase Price (Initial Purchase Price minus (Receivables February 2002 + DKK 40,000.00 + DKK 1,000,000.000)) shall be released to Seller when the statement of repayments, cf. Clause 5.1.2, has been accepted by Seller and Buyer, and all conditions, cf. Clause 8, 9 and 10, have been satisfactorily fulfilled. The remaining part of the deposited Initial Purchase Price (Initial Purchase Price minus Final Purchase Price) shall simultaneously be returned to Buyer.


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                                                           KROMANN
                                                                REUMERT

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligation of Buyer to purchase the Purchased Assets is, at the option of Buyer, subject to satisfaction of the following conditions precedent on or before the Closing Date:

8.1      DUE DILIGENCE

8.1.1 The result of the due diligence carried out by Buyer is satisfactory (to be determined at Buyer's discretion).

8.2      WARRANTIES TRUE

8.2.1 The representations and warranties of Seller contained herein shall be true in all material respects as of the Closing.

8.3      COMPLIANCE WITH AGREEMENTS AND COVENANTS

8.3.1 Seller shall have performed and complied with, in all material respects, its obligations and agreements hereunder required to be performed at or prior to the Closing.

8.4      INJUNCTIONS

8.4.1 No court or governmental authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, including the consent of any other party to the assignment of the Contracts and the Agreements, if required.


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                                                           KROMANN
                                                                REUMERT

8.5      DELIVERIES BY SELLER

8.5.1    Seller shall have effected the deliveries required pursuant to below.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

9.1      WARRANTIES TRUE

9.1.1 The representations and warranties of Buyer contained herein shall be true in all material respects as of the Closing.

9.2      COMPLIANCE WITH AGREEMENTS AND COVENANTS

9.2.1 Buyer shall have performed and complied with, in all material respects, its obligations and agreements hereunder required to be performed at or prior to the Closing.

9.3      INJUNCTIONS

9.3.1 No court or governmental authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

9.4      DELIVERIES BY BUYER

9.4.1    Buyer shall have effected the deliveries required pursuant to below.


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                                                           KROMANN
                                                                REUMERT

10.      CONDITIONS

10.1 This Agreement and the Parties rights and obligations under the Agreement is conditioned on the following:

10.1.1   That the Purchased Assets are handed over to Buyer as agreed.

10.1.2 That the employees mentioned in Clause 7 and listed in Schedule 4, accepts to be taken over by Buyer, including acceptance of mowing place of work to T-System Danmark A/S location in Holte.

10.1.3 That the Seller in accordance with clause 7.3 terminate employment with the employees who have carried out work in respect to the Purchased Assets and which shall not be taken over by Buyer, cf. Clause 7.1.

10.1.4 That all substantial present customers of Seller, listed in Schedule 1F, in writing accept to transfer contractual relationships from Seller to Buyer, with all rights and obligations stated in each Agreement and Contract.

10.1.5 That the supervisory body of Seller ("Tilsynet"), attorney Steen Klein, agrees in writing to the terms and conditions of this Asset Agreement.

10.2 The above conditions shall be met and fulfilled no later than 27 February 2002, at 12.00 noon. If the conditions have not been met by this time this Agreement shall terminate and be declared null and void, and neither of the Parties shall be entitled to claim any compensation, liability or other amount from the other Party following the termination and null and void declaration.

10.3 That all of the Purchased Assets shall be handed over to Buyer on 1 March 2002.


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                                                           KROMANN
                                                                REUMERT

11.      REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

11.1     AUTHORITY OF SELLER

         Seller is a corporation duly organised, validly existing and in good standing under the laws of the Kingdom of Denmark. Seller has all requisite corporate power and authority to own the Purchased Assets and carry on the Sellers business as and in the places where such Purchased Assets are now owned or the Sellers business is now conducted, and to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller have been duly authorised by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. No consent of, notice to, filing with or authorisation of any third party is required in order for Seller to consummate the transactions contemplated hereby other than those that have been obtained or made.

11.2     LIABILITIES AT FACE VALUE

         The liabilities taken over (cf. above under Section 4.2.1) are booked in the Closing Balance Sheet at face value.

11.3     TITLE

         Upon delivery to Buyer of the documents of conveyance contemplated by this Agreement, Buyer will receive good and valid title to all of the Purchased Assets, free and clear of all liens, claims and encumbrances.


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                                                                REUMERT

11.4     INVOICING

         All goods and services under the Purchased Assets are delivered to customer.

11.5     INVENTORY

         The inventory of the Seller has been acquired in the ordinary course of business and is owned by the Seller free and clear of all liens, claims and encumbrances.

11.6     EQUIPMENT

         The equipment included in the Purchased Assets, is in good operating condition and suitable for its purpose, normal wear and tear excepted.

11.7     INTELLECTUAL PROPERTY

         Seller owns all right, title and interest and right to transfer such rights, title and interest, in the intellectual property listed in the attached SCHEDULE 1D, 1E AND 1I, and (a) no claim adverse to the interests of Seller in such listed intellectual property is pending or, to Seller's knowledge, has been threatened, (b) Seller has received no notice of any infringement or other violation of the Seller's right in any of such listed intellectual property, and (c) no litigation is pending wherein such listed intellectual property is alleged to infringe or violate the right of another. Seller has the right to use all intellectual property rights as are necessary to enable Seller to conduct, and Buyer to continue to conduct after Closing, all aspects of the Purchased Assets in the manner presently conducted by Seller, and that use has not infringed or violated the rights of any other person or entity.

         The Buyer is aware that some customers or others might have been given the right to use such intellectual property.


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                                                           KROMANN
                                                                REUMERT

         Some of the intellectual property covered by this Asset Agreement has been transferred from the shareholder of Seller. The Seller owns the right to commercialise and utilize this intellectual property and to transfer such rights to the Buyer.

11.8     EMPLOYEES

11.8.1   The Employees are employed on normal terms and conditions.

11.8.2 Apart from the obligations related to the employees listed in Schedule 3 no obligation whether existing or future to any other of the employees with Seller, will be taken over by Buyer.

11.8.3 None of the Employees have special entitlements to the results of the development projects, including production methods and designs, or are entitled to separate remuneration therefor.

11.8.4 No previous or present Employees have rights or other pecuniary claims against the Seller beyond those provided for in the Salaries Employees Act ("Funktionaerloven"), the Holiday Act ("Ferieloven") or collectively agreements entered into.

         The Seller has not assumed pension obligations to any present or previous employees for which funds have not been allocated or other suitable provision made.

11.8.5 None of the Employees marked in SCHEDULE 3 as key employees have been dismissed, nor have any of them resigned or made it known that they are likely to resign.

11.8.6 No dismissed employees have submitted claims for redundancy payment or damages as a result of the cessation of their employment.

11.8.7 No employees not to be taken over by the Buyer has primarily been involved with business in respect to the Purchased Assets.


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                                                           KROMANN
                                                                REUMERT

11.8.8 The Seller has not been or is currently involved in any labour dispute, and the Seller has not been affected by legal or illegal work stoppages regarding the people take-over by Buyer.

11.9     CONTRACTS

11.9.1 SCHEDULES 1A -- 1I set forth all Contracts and Agreements to which the Seller is a party and which relate primarily to the Sellers business and to the Purchased Assets.

11.9.2 The Sellers' contracts and purchase orders under the Purchased Assets have been entered into as part of the normal operation of the Seller.

11.9.3 The contracts under the Purchased Assets do not contain terms and conditions which are particularly onerous upon the Seller.

11.9.4 The contracts under the Purchased Assets have not been breached and the Seller is not aware of any impending breaches.

11.9.5 The Seller's trading has not resulted in realised substantial payment of damages for lost profits, consequential loss or product liability or other substantial claims for compensation for a more extensive liability under guarantees than the normal liability under the relevant legislation and case law.

11.9.6 The Seller has not entered into agreements with any supplier whereby the Seller is obliged to purchase from the supplier or whereby the Seller is not entitled to purchase or market corresponding or competing goods or services from other suppliers.

11.9.7 The Seller has not given any guarantees in connection with the sale of the Companies' products extending beyond the requirements the Seller's general terms and conditions of sale and delivery and/or good practice in the industry and terms and conditions related to EU-tenders or other requirements from public customers.


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                                                           KROMANN
                                                                REUMERT

11.9.8 That the guarantees given by the Seller correspond in time and content to the guarantees given by the producers.

11.10    PRODUCT LIABILITY

11.10.1 The Seller has not received any injunctions from any administrative or judicial authority, or any requests from any professional or consumer body whatsoever to recall any of the products its distributes, or to inform its customers of a defect or any danger caused by a defect in any of its products or linked to its use. Seller does not anticipate proceeding with a spontaneous recall campaign for any of the Products it distributes.

11.10.2 To the Seller's best knowledge, none of its products have any hidden of apparent faults, defects or bugs.

11.11    TAX MATTERS

11.11.1 All tax returns of Seller relating to the Purchased Assets that are due to have been filed, have been duly filed, and all such returns are correct and complete. All taxes due in connection with the Purchased Assets has been paid in full. There are no tax claims, audits or proceedings pending, or to Seller's knowledge threatened, relating to the Purchased Assets.

11.12    LITIGATION

11.12.1 There is no suit, action, claim, investigation, inquiry or proceeding, whether legal or administrative, pending or, to Seller's knowledge, threatened, against the Seller with respect to the Purchased Assets which, if adversely determined, could reasonably be expected to materially and adversely affect the Purchased Assets, or which otherwise restrains, prohibits, invalidates, sets aside, rescinds, prevents, or makes unlawful this


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                                                           KROMANN
                                                                REUMERT

         Agreement or the carrying out of this Agreement or the transactions contemplated hereby.

11.13    COMPLIANCE WITH LAW

11.13.1 Seller is not in violation of any law or any outstanding judgement, order or decree. Seller (a) is not a party to any proceeding asserting a material violation of any National Danish Law relating to the Sellers business, and (b) has not received within the past three years any written notice of the assertion of any material violation of any National law relating to the Sellers business, which on the date hereof remains unresolved. No permits, licenses, approvals or authorisations are required to conduct the Sellers business. All such permits, licenses, approvals and authorisations have been legally obtained and maintained by Seller, are in full force and effect, and can be transferred to Buyer.

11.14    SUFFICIENCY OF ASSETS

11.14.1 The Purchased Assets constitute all of the assets principally used in the conduct of the Sellers business as it is presently conducted. Upon the consummation of the transactions contemplated hereby, Buyer will have acquired title to all of the Purchased Assets, free and clear of all liens, claims and encumbrances.

11.14.2  No Adverse Change

         Since 31 December 2001 there has not occurred any material adverse change in the Purchased Assets or the financial condition or prospects in respect to the Purchased Assets.


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                                                           KROMANN
                                                                REUMERT

11.15    INCOME STATEMENTS

11.15.1 The Annual Reports of Seller and Primix, Inc. have been prepared in accordance with the books and records of the Sellers business, are complete and correct, and fairly present the results of the Sellers business and the financial position for the periods covered.

11.16    FULL DISCLOSURE

11.16.1 Neither this Agreement (including the Schedules hereto), nor any document, instrument or certificate furnished by, for, or on behalf of the Seller pursuant hereto, or in connection with the transactions contemplated herein, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller and not previously disclosed in writing to Buyer that materially adversely affected, or may materially adversely affect, the financial condition of the Sellers business or the Purchased Assets.

12.      REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

12.1     AUTHORITY OF BUYER

12.1.1 Buyer is a corporation duly organised and validly existing under the laws of the Kingdom of Denmark, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power to enter into this Agreement and to carry out its obligations under this Agreement.


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                                                           KROMANN
                                                                REUMERT

13.      COVENANTS OF SELLER

13.1     ORDINARY COURSE OF BUSINESS

13.1.1 Pending the Closing, and except as expressly consented to or approved by Buyer, Seller will carry on Sellers business diligently and substantially in the same manner as heretofore conducted and shall not enter into any transaction, activity or agreement, except in the ordinary course of business and consistent with past practice.

14.      SURVIVAL AND INDEMNIFICATION

14.1     SURVIVAL

14.1.1 The representations and warranties of the Parties contained in Sections 11 and 12 of this Agreement shall survive the Closing until the fifth anniversary of the Closing Date, PROVIDED, that any representations or warranties with respect to which an indemnification claim has been asserted within such survival period shall continue until the final resolution of such indemnification claim, e.g. tax.

14.1.2 No claim may be made under this Agreement or otherwise based upon any alleged breach of any representations or warranties, whether for indemnification or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, on or prior to the 90th day after the expiration date.

14.2     INDEMNIFICATION BY SELLER

14.2.1 Seller agrees to indemnify, defend and hold harmless Buyer against and in respect of any and all losses, damages, obligations, assessments, claims, encumbrances, deficiencies, costs, fees (including, without limitation, reasonable attorneys fees, accountants fees, and costs of investigation and litigation), judgements, fines, penalties and payments (collectively, "Losses") suffered by Buyer to the extent that such Losses arise from (i) any breach of the representations, warranties, covenants or


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                                                           KROMANN
                                                                REUMERT

         agreements of Seller set forth in this Agreement or in any other agreement or document delivered by or on behalf of Seller in connection herewith or (ii) any imposition or attempted imposition by a third party upon Buyer of any Retained Liability.

14.3     INDEMNIFICATION BY BUYER

14.3.1 Buyer agrees to indemnify, defend and hold harmless Seller against and in respect of any and all Losses suffered by Seller to the extent that such Losses arise from (i) any breach of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or in any other agreement or document delivered by or on behalf of Buyer in connection herewith or (ii) any imposition or attempted imposition by a third party upon Seller of any Assumed Liability.

15.      MISCELLANEOUS

15.1     NON-COMPETITION

15.1.1 For a period of 5 (five) years after the Closing Date, Seller nor the shareholder of Seller shall

         1. directly or indirectly, engage in any commercial business in competition with the Business of Buyer anywhere within Denmark or

         2. take part in, that suppliers, customers or other with a contractual relationship with the Seller, terminates this relationship.

15.1.2 Seller and Sellers shareholder are for ever obliged to keep secret and confidential any and all information in respect to the Purchased Assets.


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                                                           KROMANN
                                                                REUMERT

15.1.3 In case of Sellers or Sellers shareholders breach of section 15.1.1, Seller and Sellers shareholder shall separately and jointly be responsible for an agreed penalty ("konventionalbod") of DKK 500.000 per infringement.

15.1.4 The Seller and the shareholder of Seller are obliged as from the date of Closing to stop using the name and brand 21ST.dk A/S, and to rename immediately after closing.

15.2     PRODUCT LIABILITY AND WARRANTY CLAIMS

15.2.1 Seller shall be responsible for all product liability claims and all claims under any warranty issued with respect to products of the Sellers business manufactured and sold by the Sellers business prior to the Closing Date.

15.2.2 Any warranty work to be performed under any warranty claim shall at the sole expenses of Seller be performed by Buyer.

15.3     LIQUIDATION OF 21ST.DK A/S

15.3.1 The Seller and the Sellers Shareholder, warrant and guarantee to carry through the planned liquidation of 21ST.dk A/S as a proper liquidation.

15.4     EXPENSES

         Each party hereto shall bear its own expenses with respect to this transaction.

15.5     AMENDMENT

         This Agreement may be amended, modified or supplemented only in writing signed by each of the Parties hereto.


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                                                           KROMANN
                                                                REUMERT

15.6     NOTICES

         All notices shall be given in writing and addressed as follows:

         If to Seller,                           If to Buyer,
         addressed as follows:                   addressed as follows:

              21ST.DK A/S                             T-System Danmark A/S
              Haydnsvej 2                             Att.: CEO Lars Juhl
              2450 Kobenhavn O                        Ryttermarken 15-21 Farum

15.7     COUNTERPARTS

         This Agreement may be executed in three counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.8     COMPLETE AGREEMENT

         This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings.

15.9     HEADINGS

         The headings preceding the text of Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

15.10    APPLICABLE LAW AND VENUE

         This Agreement shall be governed by and construed and enforced in accordance with Danish Law.


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                                                           KROMANN
                                                                REUMERT

         Any dispute between the Parties arising from this Agreement shall be settled by So-og Handelsretten, Copenhagen.

15.11    ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided, however, that no assignment of either party's rights or obligations may be made without the prior written consent of the other party.

15.12    INCORPORATION OF SCHEDULES

         The respective Schedules attached hereto and referred to herein are incorporated into and form a part of this Agreement:

         Schedule 1A:   EDB-equipment and machinery
         Schedule 1B:   Furniture, fixtures, etc.
         Schedule 1C:   Contracts:
         Schedule 1D:   Intellectual property
         Schedule 1E:            Source codes
         Schedule 1F:            Customer lists
         Schedule 1G:   Receivables of Customers
         Schedule 1H:   On-going projects and deliverables
         Schedule 1I:            Soft ware packages
         Schedule 2:             Holiday allowance
         Schedule 3:             Closing Balance Sheet
         Schedule 4:             Employees to be taken over
         Schedule 5:             Copy of employment contracts
         Schedule 6:             Copy of DTU-project
         Schedule 7:             Pension Agreement with Danica
         Schedule 8:             Sellers general terms and conditions of sale


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                                                           KROMANN
                                                                REUMERT


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered on the date first above written.


On behalf of Seller:                           On behalf of Buyer:

Date:                                          Date:

-----------------------------                  --------------------------------
Tom Jacobsgaard                                Jan Wisse

-----------------------------                  --------------------------------
Lennart Mengwall                               Lars Juhl


Sellers shareholder:

Date:


--------------------------------------
Lennart Mengwall

As supervisor of 21ST.DK A/S in consequence of 21ST.DK A/S' suspension of payments ("betalings-standsning") I consent to the terms and conditions of this Asset Transfer Agreement.


--------------------------------------
Steen Klein, Attorney